Exhibit 99.1

Liberty Global to Acquire KBW

Deal Creates Leading Cable TV Operator in Germany

Investment Drives Competition and Delivers Benefits for German Consumers

Englewood, Colorado — March 21, 2011: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that it has entered into an agreement to acquire Kabel BW Erste Beteiligungs GmbH (“KBW”), the third largest cable TV operator in Germany controlled by EQT Funds IV and V (“EQT”). KBW provides television, broadband internet and telephony services in the German federal state of Baden-Württemberg, which is one of the most prosperous regions in Europe. As of December 31, 2010, KBW’s broadband communications network passed 3.7 million homes and served 2.4 million customers who subscribed to 3.9 million basic cable, pay TV, telephony and broadband internet services.(1)

Mike Fries, President and Chief Executive Officer of Liberty Global, commented: “The proposed acquisition of KBW is great news for our shareholders and, just as importantly, German consumers. This transaction provides us with further access to one of the fastest-growing cable markets in Europe and is fully aligned with our strategy of acquiring world class cable operations that are accretive from a value and growth perspective. In addition, we strongly believe that this will enhance competition in the German marketplace and provide significant benefits to customers who are increasingly demanding faster and more reliable access to broadband services. Together with our existing Unitymedia operation that passes 8.7 million homes and serves 4.6 million customers in the contiguous states of Hesse and North Rhine-Westphalia, Germany will become our largest European market and a key driver for continued innovation in next generation broadband and digital TV services.”

Liberty Global will acquire KBW through a series of transactions for a total consideration of approximately €3.16 billion ($4.48 billion), excluding transaction costs. This represents a purchase price multiple of approximately 8.1 times our estimate of KBW’s 2011 EBITDA(2) under IFRS,(3) as adjusted for the projected annual impact of synergies that may be realized following the full integration of the acquisition.

The transaction is subject to regulatory approval and is expected to close in the second half of 2011.

EQT has decided that KBW and its holding company will immediately undergo a recapitalization, in which it is targeting to issue approximately €2.25 billion ($3.19 billion) in new debt financing. The new capital structure will be assumed by LGI upon completion of the transaction.

Mr. Fries concluded, “We are impressed by the successful business built by KBW’s management team and by their dedication to excellence across all areas of their operation. KBW is well-positioned for continued growth and will complement our existing European operations, as we look to leverage the scale of our global platform for the benefit of German consumers and create long-term value for our shareholders.”

Liberty Global is being advised by Goldman Sachs and Freshfields in connection with this acquisition.

About Liberty Global, Inc.

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of December 31, 2010, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

About KBW

KBW is Baden-Württemberg’s high-growth, innovative provider of fast internet, telephony and TV (Triple Play). KBW is one of Europe’s largest cable operators with 2.4 million customers, being present in every second home in Baden-Württemberg and who subscribe to 3.9 million services, including 2.3 million basic cable, 285,000 pay TV, 656,000 telephony, and 627,000 broadband internet. KBW offers attractive packages with an outstanding price-performance ratio with high-speed broadband internet (up to 100 Mbit/s) and telephony flat-rate options. 99% of the 3.6 million cable households in Baden-Württemberg can already take advantage of “CleverKabel” offers due to the extensive modernization of the network. KBW customers have access to 400 TV channels (as well as HDTV) and 150 radio channels in analog or digital.

Notice

LGI is not registering under the Securities Act of 1933 the offering of any securities that may be issued to finance the transaction, and any securities so issued may not be offered or sold in the United States absent an applicable exemption from the U.S. registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the targeted close date for the KBW acquisition, our estimate of KBW’s 2011 EBITDA, the intended financing, our estimate of post-acquisition synergies, the impact of the transaction on our operations and financial performance, and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the receipt and timing of necessary regulatory approval, the ability to finance the transaction (including the completion of the debt financing), KBW’s ability to continue financial and operational growth at historic levels, the Company’s ability to successfully operate and integrate the KBW operation and realize estimated synergies, continued use by subscribers and potential subscribers of KBW’s services, the Company’s ability to achieve expected operational efficiencies and economies of scale, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9800

(1)  Information related to homes passed, customers and services is according to and as defined by KBW.

(2)  KBW defines EBITDA as earnings before interest, taxes, depreciation and amortization.

(3)  International Financial Reporting Standard as adopted by the European Union.